Exhibit 10.1

CONDITIONAL FEE WAIVER AND DEFERRAL AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of January 21, 2026, by and among TOTALSTONE, LLC, a Delaware limited liability company (the “Company”), BROOKSTONE PARTNERS IAC, INC., a New York Corporation (“Brookstone”), and GORDON STROUT (“Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Brookstone are parties to that certain Management / Consulting Agreement (as amended, the “Management Agreement”), pursuant to which the Company is obligated to pay certain management fees to Brookstone;

WHEREAS, the Company and Executive are parties to that certain employment or consulting arrangement (the “Executive Agreement”), pursuant to which Executive is entitled to receive certain non-cash salary or fee accruals;

WHEREAS, the Parties desire to waive the payment of said fees and accruals for the fiscal year 2026, subject to the terms and conditions set forth herein, to support the Company’s liquidity and financial covenants.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Waiver of 2026 Fees Notwithstanding anything to the contrary in the Management Agreement or the Executive Agreement:

●	(a) Brookstone Fees: Brookstone hereby agrees to waive the right to receive payment of any management or consulting fees (the “Waived Brookstone Fees”) that would otherwise accrue or become payable during the period commencing January 1, 2026, and ending December 31, 2026 in the amount of 400,000.00 (the “Waiver Period”).

●	(b) Executive Accruals: Executive hereby agrees to waive the right to receive any non-cash salary or fee accruals in the amount of $94,091.14 (the “Waived Executive Fees” and, together with the Waived Brookstone Fees, the “Waived Fees”) that would otherwise accrue or become payable during the Waiver Period.

During the Waiver Period, the Company shall not record these Waived Fees as current cash liabilities, and no cash payments shall be made in respect thereof.

2. Conditional Reinstatement and Payment (The "Catch-Up") The Company’s obligation to pay the Waived Fees shall be extinguished until such time as the Company achieves the Performance Target defined below.

●	(a) Performance Target: The Performance Target shall be achieved when the Company’s LTM EBITDA (Last Twelve Months Earnings Before Interest, Taxes, Depreciation, and Amortization) equals or exceeds $4,000,000.00.

●	(b) Definition of EBITDA: For purposes of this Agreement, "LTM EBITDA" shall be defined strictly in accordance with the definition of EBITDA (or "Consolidated Adjusted EBITDA") set forth in the Company’s senior secured credit agreement then in effect (currently the agreement with Berkshire Bank or its successor).

●	(c) Payment Trigger: Upon the first determination (via a Compliance Certificate or quarterly financial reporting) that the Performance Target has been met:

1.	The Company shall recognize a one-time expense equal to the aggregate amount of the Waived Fees.

2.	Such amount shall immediately become due and payable to Brookstone and Executive, respectively, subject to any restricted payment covenants in the Senior Credit Agreement.

3.	Termination of Waiver If the Performance Target is met, the waiver provisions of Section 1 shall effectively terminate, and the fees shall be paid as described in Section 2. If the Performance Target is never met, the Waived Fees shall remain waived and shall not be payable.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TOTALSTONE, LLC

By:	/s/ Edward Schultz
Name:	Edward Schultz
Title:	Officer

BROOKSTONE PARTNERS IAC, INC.

By:	/s/ Matthew Lipman
Name:	Matthew Lipman
Title:	Officer

GORDON STROUT

By:	/s/ Gordon Strout
Name:	Gordon Strout